Exhibit 99.1

Bio-Path Holdings, Inc. Announces Pricing of $2.1 Million Public Offering

HOUSTON— August 3, 2023 – Bio-Path Holdings, Inc., (Nasdaq:BPTH) (“Bio-Path” or the “Company”), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced the pricing of a public offering of 3,500,000 shares of common stock, together with accompanying common stock purchase warrants, at a price to the public of $0.60 per share and accompanying common stock purchase warrant, for aggregate gross proceeds to the Company of approximately $2.1 million, before deducting the fees and estimated offering expenses payable by the Company. Each share of common stock is being sold in the offering together with a common stock purchase warrant to purchase one share of common stock at an exercise price of $0.60 per share. The common stock purchase warrants are exercisable immediately and will expire five years from the date of issuance. The offering is expected to close on or about August 7, 2023, subject to customary closing conditions.

Roth Capital Partners acted as the sole placement agent for the offering.

Bio-Path currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

A registration statement on Form S-1 (Registration No. 333-272879) relating to the public offering of the securities described above was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on August 2, 2023. The offering is being made only by means of a prospectus forming part of the effective registration statement relating to the offering. A preliminary prospectus relating to the offering has been filed with the SEC. When available, copies of the final prospectus can be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147 or at the SEC’s website at http://www.sec.gov.

In connection with the offering, the Company has also agreed to amend certain existing warrants to purchase up to an aggregate of 800,000 shares of the Company’s common stock that were previously issued on November 9, 2022 at an exercise price of $2.85 per share, such that effective upon the closing of the offering, the amended warrants will have a reduced exercise price equal to $0.7593 per share.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers, and BP1001-A, a drug product modification of prexigebersen, is in a Phase 1 study for solid tumors. The Company’s second product, BP1002, which targets the Bcl-2 protein, is being evaluated for the treatment of blood cancers and solid tumors, including lymphoma and acute myeloid leukemia. In addition, an IND application is expected to be filed for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding our business operations, the offering of securities described above, including those relating to the size thereof and the intended use of proceeds from the offering. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies, the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, that patents relating to existing or future patent applications will be issued or that any issued patents will provide meaningful protection of its drug candidates, its ability to obtain domestic and/or foreign regulatory approvals for its drug candidates, the impact, risks and uncertainties related to global pandemics, including the COVID-19 pandemic, and actions taken by governmental authorities or others in connection therewith, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10-K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path Holdings, Inc. or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369